UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 11, 2005

Maverick Tube Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10651	43-1455766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri		63017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		636.733.1600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of May 11, 2005, Maverick Tube Corporation (“Maverick”) entered into a letter of intent (the “Letter of Intent”) with Atlas Tube Inc., an Ontario corporation (“Atlas”), pursuant to which Atlas agreed to acquire specific assets of the structural business (“HSS”) of Maverick Tube L.P., an indirect wholly owned subsidiary of Maverick (“MTLP”). The Letter of Intent provides for, among other things, the purchase, by Atlas, of the following inventory from Maverick: (i) HSS work-in-process and finished product in Canada, (ii) HSS work-in-process and finished product in the U.S., and (iii) slit coil and master coil in the U.S. assigned to the HSS business (collectively, the “Inventory”). In exchange, Atlas would pay Maverick $20 million in cash, plus the amount the book value of the Inventory as of the closing of the transaction. Maverick would retain all other operating assets of the HSS business, including, without limitation, cash, accounts receivable, property, plant and equipment, intangibles and intellectual property related to the HSS business. Pursuant to the Letter of Intent, all open orders of the HSS business recorded on its books at closing will be for Atlas’ account.

Pursuant to the Letter of Intent, following the closing, Maverick and Atlas will enter into a conversion agreement for a minimum of 18 months whereby Atlas will schedule and direct production at the HSS mill in Hickman, Arkansas, at certain agreed upon prices and volumes. Also pursuant to the Letter of Intent, following the closing, Maverick and Atlas will enter into a non-competition and non-solicitation agreement whereby Maverick and its affiliates will not manufacture HSS product in North America for a period of seven (7) years. Pursuant to the non-competition and non-solicitation agreement, during the noncompete period, Atlas will have a right of first refusal to distribute in North America any HSS products manufactured by Maverick or its affiliates outside North America. Following the closing, Maverick and Atlas will also enter into a noncompete agreement pursuant to which Atlas and its affiliates will not manufacture or distribute any oil country tubular goods, other than secondary or limited service sold to current customers in North America, for a period of seven (7) years.

The closing of the transaction is expected to occur prior to July 1, 2005, subject to negotiation and execution of a definitive agreement that will be subject to reasonable and customary representations and warranties, covenants, indemnities and conditions, including and necessary governmental or regulatory approvals (a “Definitive Agreement”).

If the closing does not occur prior to July 1, 2005 (other than as a result of termination of the Letter of Intent by mutual consent of the parties, or as a result of termination of the Letter of Intent by Atlas due to a material breach of the Letter of Intent by Maverick), Atlas has agreed to pay Maverick a break-up fee of $500,000.

Pursuant to the Letter of Intent, until a Definitive Agreement has been executed or the Letter of Intent has been terminated, Maverick may not, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any person other than Atlas relating to the acquisition of any of the HSS assets, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course).

Item 7.01	Regulation FD Disclosure.

On May 11, 2005, Maverick Tube Corporation (“Maverick”) announced its entry into a letter of intent with Atlas Tube Inc., an Ontario corporation (“Atlas”), pursuant to which Atlas would acquire specific assets of the structural business (“HSS”) of Maverick Tube L.P., an indirect wholly owned subsidiary of Maverick (“MTLP”). The text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

No.	Description
99.1	Text of press release dated May 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK TUBE CORPORATION

Date: May 12, 2005	By: /s/ Joyce M. Schuldt
Joyce M. Schuldt
Vice President, Chief Legal Officer and Secretary